Exhibit 99.1
Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE
Date: February 13, 2025

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES PRICING OF
$500.0 MILLION SENIOR NOTES OFFERING

Southfield, Michigan – February 13, 2025 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today that it priced $500.0 million aggregate principal amount of its 6.625% senior notes due 2030 (the “notes”) in its previously announced offering at an issue price of 100% of the principal amount of the notes. The $500.0 million aggregate principal amount of the notes represents an increase in the offering size from the previously announced $400.0 million. The closing of the sale of the notes is expected to occur on or about February 28, 2025, subject to customary closing conditions. We intend to use the net proceeds from the offering of the notes (1) to fund the redemption of all of our $400.0 million outstanding 6.625% senior notes due 2026 (the “2026 notes”), in accordance with the terms of the indenture governing the 2026 notes, and the payment of fees and expenses in connection therewith and (2) for general corporate purposes. Pending this application of the net proceeds from the offering of the notes, the net proceeds may be invested in short-term investments or applied to repay borrowings under our revolving credit facility without reducing the lenders’ commitments thereunder.

The notes are being offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The notes will not be registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements. This press release does not constitute a notice of redemption with respect to the 2026 notes or an obligation to issue any such notice of redemption.

Cautionary Statement Regarding Forward-Looking Information

Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target,” or similar expressions, and those regarding our future results, plans, and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements, which include statements concerning completion of the offering of the notes and use of net proceeds therefrom, represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2025, and other risk factors listed from time to time in our reports filed with the SEC. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information or future events or otherwise, except as required by applicable law.